Exhibit 1
To whom it may concern
July 27, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Flash Report on Financial Results for the Three Months Ended June 30, 2007
     NIS GROUP CO., LTD. (the “Company”) hereby announces its flash report on financial results (Japanese GAAP) for the three months ended June 30, 2007, as described below.
     Flash Report on Consolidated Financial Results for the Three Months Ended June 30 2007 (April 1, 2007 ~ June 30, 2007)

	(Units: Millions of yen, except percentages)
	Operating	Operating
	Revenue	Income	Ordinary Income	Net Income
Three months ended June 30, 2007 (Preliminary figures)	17,000	1,800	1,500	(250)
Three months ended June 30, 2006 (result)	15,088	2,266	2,376	1,645
Percent change (%)	12.7	(20.6)	(36.9)	—
FY ended March 31, 2007 (result)	88,152	10,435	9,323	8
Note: The preliminary figures described above are based on the reasonable estimation as of the date hereof, and may differ from the actual results. There is no change to the Company’s consolidated financial forecasts announced on May 8, 2007.